Exhibit 10.2

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement dated as of January 12, 2018 (this “Amendment”) is entered into by and between Christos P. Traios (“Executive”) and Petrogress, Inc. (“Employer”, and together with Executive, the “Parties” and each individually, a “Party”).

WHEREAS, the Parties entered into that certain Employment Agreement dated as of April 1, 2016 (the “Agreement”); and

WHEREAS, the Parties desire to amend certain provisions of the Agreement relating to compensation payable to the Executive;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree to modify and amend the Agreement as follows:

1.           Accrual of Base Salary. The Parties acknowledge and agree that the Agreement is hereby amended in all respects necessary to reflect that Base Salary (as defined in the Agreement) payable to Executive has been and will continue to be accrued by the Employer until such time as either (a) the Executive is legally entitled to be gainfully employed in the United States and elects to receive payment of such accrued and payable Base Salary, or (b) such accrued and payable Base Salary is converted pursuant to the terms of the Agreement as modified by Section 2 of this Amendment.

2.            Conversion of Accrued and Payable Base Salary.

2.01     Any Base Salary accrued and payable by the Employer to which Executive may be entitled, including such amounts accrued by the Employer to date, shall be convertible at the election of the Executive into shares of Common Stock of the Employer. Notwithstanding the foregoing, in the event that the Executive is legally entitled to gainful employment in the United States or the Employer may otherwise lawfully pay Executive such amounts, the Employer may elect to pay the Executive any accrued and payable Base Salary in lieu of honoring conversion rights provided for in this Section 2 hereof. In the event that the Employer elects to pay any accrued and payable Base Salary in lieu of honoring conversion rights, such payment shall be made as promptly as practicable after delivery by the Executive of a Conversion Notice and in any event within two (2) Business Days after such delivery.

2.02     Accrued and payable Base Salary may be converted by Executive into that number of shares of Common Stock equal to the result of dividing the dollar amount of Base Salary to be converted by the Conversion Price. The “Conversion Price” shall be the average closing price quoted on the principal trading market or securities exchange for Employers Common Stock over the 5 trading days preceding delivery of a Conversion Notice.

2.03     In order to exercise voluntary conversion rights pursuant to Section 2 of this Amendment, the Executive shall deliver a written notice of his election to convert (the “Conversion Notice”) setting forth the amount of accrued and payable Base Salary the Executive is electing to convert, duly completed and signed, to the Employer. Each conversion shall be deemed to have been effected immediately prior to the close of business on the first business day following the date that the Conversion Notice is sent to the Employer (the “Conversion Date”), and the Executive shall be deemed to have become the holder of record of the shares of Common Stock at such time and on such date

2.04     As promptly as practicable after delivery by the Executive of the Conversion Notice and in any event within two (2) Business Days after such delivery, the Employer shall issue and deliver to the Executive a certificate for the number of full shares of Common Stock. All shares of Common Stock delivered upon conversion of all or part of Executive’s accrued and payable Base Salary will, upon delivery in accordance with the provisions hereof, be duly and validly issued and fully paid and nonassessable, free of all liens and charges and not subject to any preemptive rights.

2.05     No fractional shares or securities representing fractional shares of Common Stock shall be issued upon conversion of all or any part of Executive’s accrued and payable Base Salary. Any fractional interest in a share of Common Stock resulting from conversion of all or part of Executive’s accrued and payable Base Salary shall be paid in cash (computed to the nearest cent) equal to such fraction multiplied by the Conversion Price on the date of such conversion.

3.            Miscellaneous.

3.01     Effect. Except as amended hereby, the Agreement shall remain in full force and effect.

3.02     No Waiver. This Amendment is effective only in the specific instance and for the specific purpose for which it is executed and shall not be considered a waiver or agreement to amend as to any provision of the Agreement in the future.

3.03     Defined Terms. All capitalized terms used but not specifically defined herein shall have the same meanings given such terms in the Agreement unless the context clearly indicates or dictates a contrary meaning.

3.04     Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to conflicts of laws principles.

3.05     Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and each of the parties hereto may execute this Amendment by signing any of such counterparts.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Employer:

Petrogress, Inc.,
a Delaware corporation

By:
Name: Christos P. Traios
Title: Chief Executive Officer

Executive:

Christos P. Traios

[Amendment to Employment Agreement]